NEWS RELEASE
Contact:  Bob Cardon, Dynatronics Corporation
800-874-6251 or 801-568-7000

Dynatronics Announces Third Quarter Results

Salt Lake City, Utah (May 15, 2012) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal third quarter and nine months ended March 31, 2012.

Sales for the fiscal third quarter ended March 31, 2012, declined 8.7 percent to $7,653,586, compared to $8,383,842 for the quarter ended March 31, 2011. Sales for the nine months ended March 31, 2012, were $23,925,818, compared to $24,502,477 for the nine months ended March 31, 2011 representing a 2.4% decline in sales year to date.

Net loss for the quarter ended March 31, 2012, was $117,563 ($.01 per common share), compared to net income of $117,260 ($.01 per common share) for the same quarter in the prior fiscal year. Net loss for the nine-month period ended March 31, 2012, was $139,489 ($.01 per common share), compared to net income of $202,112 ($.02 per common share) for the same period in the prior fiscal year.

“The decrease in sales for the reporting quarter is attributable to several identifiable factors,” said Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “First, the apparent financial difficulties of a large, independent distributor previously purchasing $150,000 to $250,000 per quarter. Second, sales of capital equipment were unusually soft impacting revenues for the quarter. Third, general economic weakness in this quarter for durable, manufactured goods, also affected order levels.

“This reduction in sales was unexpected, particularly in light of the fact that December 2011 was one of our best sales months in the company’s history and that this same quarter last year was one of the best in company history,” continued Cullimore. “In response to the current situation, we’ve identified over $800,000 of annual cost reductions, which we plan to implement immediately to reduce labor and overhead costs and improve operating efficiencies. In addition, we fully expect that the record number of new products scheduled to be introduced this year will help boost sales going forward.”

According to Larry K. Beardall, executive vice president of sales and marketing, “The process of converting GPO members to Dynatronics’ brand of product is taking longer than management originally anticipated. However, management remains optimistic about the potential of increasing business with these large national accounts and GPOs, particularly in light of the possibility of signing up more national account and GPO clients this summer.”

“Sales of the new Quad7 device are beginning to ramp up,” added Beardall.  “We expect to see rapid growth of this innovative device in the coming months.  In addition, the new Solaris Plus line of five electrotherapy/ ultrasound/light therapy products is scheduled for introduction in the next few weeks.”

“The drop in sales this quarter was surprising since typically the first quarter of the calendar year sees increased sales of capital equipment fueled by new budgets at the start of the new year,” Cullimore added. “We believe that demand is being delayed due to economic pressures and uncertainties associated with health care reform on a national level.  Nevertheless, the development of several new products puts us in a good position to encourage customers to consider new capital expenditures and for the Company to take advantage of the ultimate release of pent up demand as economic confidence returns to better levels.   This strategy, together with our cost reduction program and continued effort with large national accounts, should enable the company to return to profitability in the next six months.”

Dynatronics has scheduled a conference call for investors on Tuesday, May 15, 2012, at 3:30 p.m. ET. Those wishing to participate should call (800) 676-3536.

Following is a summary of the financial results as of March 31, 2012 and 2011, and for the three- and nine-month periods then ended:

Summary Selected Financial Data
Statement of Operations Highlights

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net sales	$7,653,586	$8,383,842	$23,925,818	$24,502,477
Cost of sales	4,808,629	5,159,450	14,865,805	15,156,811
Gross profit	2,844,957	3,224,392	9,060,013	9,345,666
SG&A expenses	2,667,867	2,640,053	8,049,134	7,774,848
R&D expenses	361,912	339,258	1,131,120	1,045,573
Other expenses, net	60,618	50,244	158,949	187,630

Net income (loss) before income tax provision	(245,440)	194,837	(279,190)	337,615

Income tax benefit (provision)	127,877	(77,577)	139,701	(135,503)

Net income (loss)	$(117,563)	$117,260	$(139,489)	$202,112

Diluted net income (loss) per common share	$(0.01)	$0.01	$(0.01)	$0.02

Balance Sheet Highlights
	March 31,	June 30,
	2012	2011
Cash	$218,536	$384,904
Accounts receivable	3,766,299	3,672,128
Inventories	6,117,273	5,647,815
Total current assets	10,827,187	10,432,811
Total assets	15,402,559	14,819,181

Accounts payable	2,189,873	2,127,163
Accrued expenses	324,524	379,336
Line of credit	3,728,445	2,583,937
Total current liabilities	7,160,123	5,880,080
Total liabilities	9,176,905	8,204,022
Total liabilities and equity	15,402,559	14,819,181

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements such as the statement regarding expectations for future new product line introductions and growth from national accounts and GPO contracts. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports including, but not limited to, the report on Form 10-K for the year ended June 30, 2011.